AMENDMENT NO. 2 TO

SUB-ADMINISTRATION AGREEMENT

AMENDMENT NO. 2, made as of this 1st day of January 2004, to the Sub-Administration Agreement dated July 8, 1999, and amended November 20, 2001 and January 1, 2002, among Assante Asset Management Inc. (the “Company”), SA Funds - Investment Trust (the “Trust”) and State Street Bank and Trust Company, a Massachusetts trust company (the “Bank”).

WHEREAS, the Company, the Trust and the Bank have entered into a Sub-Administration Agreement for the provision by the Bank of certain administrative services to the Company and the Trust and;

WHEREAS, each of the parties to the Sub-Administration Agreement wish (i) to amend the term of the Sub-Administration Agreement set forth in Section 13 and (ii) to revise the Fee Schedule to the Sub-Administration Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.

Section 13 is hereby amended in its entirety to read as follows:

13.

TERM, TERMINATION AND AMENDMENT

This Agreement shall become effective January 1, 2004 and shall remain in full force and effect until December 31, 2005.  Either party may terminate this Agreement at any time upon at least sixty (60) days’ prior written notice to the other party.  Upon termination of this Agreement, the Company shall pay to the Bank such compensation and any reimbursable expenses as may be due under the terms hereof as of the date of such termination, including reasonable out-of-pocket expenses associated with such termination.  Should this Agreement be terminated by the Company or the Trust prior to December 31, 2005, the Company shall pay to the Bank any fees which the Bank may have waived during the 2004 and 2005 calendar years.  The Trust shall pay to the Bank any and all compensation and reimbursement of expense that are not paid to the Bank by the Company.  This Agreement may be modified or amended from time to time by mutual written agreement of the parties hereto.

1.

The Fee Schedule annexed hereto shall replace any prior fee schedule.

Assante Asset Management Inc.

State Street Bank and Trust Company

By: /s/ Alexander B. Potts

By: /s/ Gary L. French

Name:

Alexander B. Potts

Name:

Gary L. French

Title:

Executive Vice President

Title:

Senior Vice President

Date:____________________________

Date: 1/9/04

SA Funds – Investment Trust

By: /s/ Alexander B. Potts

Name:

Alexander B. Potts

Title:

President and CEO

Date:____________________________

STATE STREET BANK AND TRUST COMPANY

FUND ADMINISTRATION COMPLEX FEE SCHEDULE

FOR

SA FUNDS – INVESTMENT TRUST

I.

FEES FOR FUND ADMINISTRATION SERVICES:

The following fee schedule is for full-administration services for the SA Funds – Investment Trust.  These services include: semi annual and annual financial reporting, NSAR preparation and filing, 24f-2 calculation, surveys, audit coordination, expense budgeting/ monitoring, IRS / SEC and Prospectus Compliance, tax services, legal services & blue sky support.  For these services the Funds will be charged according to the following fee schedule:

       Annual Fee

Complex Average Assets

Expressed in Basis Points: 1/100 of 1%

First $750 Million

4.00

Next $750 Million

3.00

Thereafter

2.00

Minimum per Fund

              $5,725 per month

Minimum per Fund for New Funds (first twelve months)

              $4,680 per month

Fund Fees:

The Basis Point Fees will be calculated based upon the complex average net assets by multiplying the average asset break points in the above schedule by the corresponding basis points.  The minimum fee will be calculated by multiplying the minimum fee in effect by the number of Funds to arrive at the total minimum fee.  The greater of the basis point fee or the total minimum fee will be accrued to each Fund based on the pro-rata total net asset value of each Fund.

New Funds:

The minimum fee for new funds will be in effect for the first 12 months of operations and will be phased in over a six month period.

II.        Multiple Classes of Shares

An additional annual fee will be applied for certain classes based on the following table:

First class of shares

$         0

Thereafter

$     625 per month

III.

OUT OF POCKET EXPENSES - Include, But May Not Be Limited To:

*

Legal fees, audit fees and other professional fees

*

Postage and supplies related to Fund records

*

Travel and lodging for Board and Operations meetings

*

Preparation of financial statements other than Annual and Semi-Annual Reporting, $3,000 per financial report.

IV.

SPECIAL ARRANGEMENTS

Fees for activities of a non-recurring nature such as reorganizations, and/or preparation of special reports will be subject to negotiation.  Fees for a change in fund structure (i.e., Core and Feeder) are subject to negotiation.

V.

TERM OF THE CONTRACT

The parties agree that this fee schedule shall remain in effect until December 31, 2005 and from year to year thereafter until it is revised as a result of negotiations initiated by either party.

Assante Asset Management Inc.

State Street Bank and Trust Company

By: /s/ Alexander B. Potts

By: /s/ Gary L. French

Name:

Alexander B. Potts

Name:

Gary L. French

Title:

Executive Vice President

Title:

Senior Vice President

Date:____________________________

Date: 1/9/04

SA Funds – Investment Trust

By: /s/ Alexander B. Potts

Name:

Alexander B. Potts

Title:

President and CEO

Date:____________________________